Exhibit 10.1

May 27, 2020

Charles Tyson

Re:        Temporary Decrease in Base Salary

Dear Charles,

By letter dated April 20, 2020 and in connection with the general decrease in compensation for a number of Lumber Liquidators employees in light of the COVID 19 pandemic, you agreed to accept a 25% decrease in your base salary in effect at that time. This base salary reflected your assumption of additional duties during an interim period beginning February 5, 2020 while the Company engaged in a search for a new Chief Executive Officer. The Company has now appointed you its new Chief Executive Officer and accordingly, your base salary will now be at the annual rate of $700,000.

However, you agree that the 25% reduction that you agreed to in April will now apply to this base salary effective as of the date of this letter, with such reduction ending on the date designated by the Compensation Committee in its sole discretion (the “End Date”).  Your base salary, as of the date of this letter, will be reduced to $43,750 per month (or pro rata portion thereof).  Your base salary will return to its previous level, i.e., $58,333 per month (or pro rata portion thereof), beginning on the day immediately following the End Date.  You will not be entitled to receive any make-up or other compensation when your previous salary resumes, nor will you receive at any later date the portion of your base salary you did not receive as a result of the agreed reduction.

In consideration of your interest in the success of our Company, and your continued employment with the Company, you agree that this temporary decrease in your base salary shall not constitute “Good Reason” under the Severance Agreement between our Company and you dated as of September 9, 2019.  Accordingly, you waive any right to invoke “Good Reason” as a result of the change in your compensation referenced in this letter.

However, should you become entitled to receive the compensation set forth in Sections 1.3 and/or 1.4 of your Severance Agreement prior to the End Date, which as a result of execution of this letter will not include your resignation for “Good Reason” as the result of the temporary decrease in your base salary, the compensation set forth in Sections 1.3 and 1.4 that you become eligible to receive shall be determined without regard to the temporary decrease in your base salary provided for in this letter or in the April 20 letter (as well as without regard to the previous temporary increase in your base salary during the interim period referred to above).

Other than as set forth above governing base salary-related matters between the date hereof and the End Date, your Severance Agreement shall remain in effect in accordance with its terms as in effect prior to this letter.

Thank you for your continued willingness to help our Company get through these challenging times.

Very truly yours,

Nancy M. Taylor
Chairperson of the Board of Directors

May 27, 2020

By signing this letter agreement below, I agree to the terms set forth above.

/s/ Charles Tyson
Name: Charles Tyson

Date: May 27, 2020